EXHIBIT 99.1

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Investor/Media Contact: Dave Prichard
608.278.6141

Spectrum Brands Holdings Completes Acquisition of
Stanley Black & Decker’s Hardware & Home Improvement Group

Madison, WI, December 17, 2012 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company with market-leading brands, announced today that it has completed the acquisition of the Hardware & Home Improvement Group (HHI) of Stanley Black & Decker, Inc. (NYSE: SWK) for $1.4 billion in cash.  A definitive agreement to acquire HHI was announced on October 9.

HHI is a major manufacturer and supplier of residential locksets, residential builders’ hardware and faucets with #1 positions in key North American markets and a portfolio of renowned brands, including Kwikset, Weiser, Baldwin, National Hardware, Stanley, FANAL, Pfister and EZSET.  HHI is a leader in its key markets with #1 positions in U.S. residential locksets (Kwikset), Canada residential locksets (Weiser), U.S. luxury locksets (Baldwin), and U.S. builders’ hardware (Stanley/National Hardware), and a top 5 position in U.S. faucets (Pfister).

“We are pleased to have closed on our HHI acquisition, and with attractive debt financing, before the end of 2012, as we had originally anticipated,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings.  “We welcome HHI to the Spectrum Brands family as a fourth operating segment that will enhance our top-line growth, margins and free cash flow profile.  HHI brings us scale and greater product diversity, more balance in our sales profile, stronger relationships with core retail partners, attractive cross-selling opportunities in all channels, and a new platform for significant future global growth using Spectrum Brands’ existing international infrastructure, most notably in Europe.”

“HHI has compelling growth opportunities here and abroad,” Mr. Lumley said.  “The business is well positioned, from a cost, product line and market share standpoint, to benefit from the U.S. housing market recovery as well as the emerging home automation markets and the showroom and hospitality markets from its significant investments in game-changing, patented innovations such as its Smart Key re-keyable lockset technology and Smart Code Home Connect products that have already delivered market share growth.  In addition, by leveraging Spectrum Brands’ large U.S. merchandising team capabilities, HHI will be able to increase its in-store presence with customers.  We believe HHI has a bright future as part of Spectrum Brands, and look forward to supporting its product development and growth initiatives to fully realize HHI’s potential.”

HHI generated net sales of approximately $985 million and adjusted EBITDA of $188 million for the 12 months ended June 30, 2012.1  Approximately 85 percent of HHI’s annual revenues are generated in North America, with more than 40 percent coming through U.S. home improvement centers.

The HHI acquisition is expected to increase Spectrum Brands’ top-line growth and margins, and to be immediately accretive to EPS, EBITDA and free cash flow before synergies.  EPS accretion pro forma for a full year of results is expected to be between $0.75 to $0.80 per share in fiscal 2013 and EPS accretion in fiscal 2014 is expected to exceed $1.00 per share, excluding one-time transaction and integration costs and including synergies.  The acquisition also is expected to add more than an incremental $90 million of free cash flow in the first two years after closing.

The acquisition of HHI also includes certain assets of Tong Lung Metal Industry Co. Ltd. (“Tong Lung”), a Taiwanese manufacturer of residential and commercial locksets with facilities in Taiwan and the Philippines.  The Tong Lung manufacturing assets will provide expanded sales platform capabilities, allowing for accelerated expansion in international markets.  The acquisition of the Tong Lung assets is expected to occur during Spectrum Brands’ second quarter of fiscal 2013 ending March 31, 2013.  $100 million of the $1.4 billion cash purchase price, which was adjusted for net debt and working capital, has been held in escrow until the subsequent closing of the Tong Lung portion of the HHI acquisition.

HHI will operate as a separate reporting segment within Spectrum Brands and be managed by Greg Gluchowski, President of HHI.  He reports to Spectrum Brands CEO David Lumley and continues to oversee a highly experienced HHI management team with an average of 20-plus years of experience and a proven track record of innovation, operational excellence and profitable growth.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®,  Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands Holdings'

products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding the HHI acquisition and matters such as expected sales, adjusted EBITDA, other measures of financial performance, and the financial impact of other acquisitions may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings' ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and HHI, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings' ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings' ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings' and Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q. Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results for the Company, current results for HHI, and current results on a pro-forma basis of the combined operations of the Company and HHI. Within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA). See attached Table A, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Table A:  Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

	LTM June 30, 2012	YE Dec. 31, 2011	LTM June 30, 2012
	HHI (excl. Tong Lung)	Tong Lung	HHI (inc. Tong Lung)

Net Income (loss)	$41	$5	$45
Income tax expense	14	1	15
Interest expense	37	-	37
Restructuring and related charges	24	-	24
Acquisition and integration related charges	-	-	-
Intangible asset impairment	-	-	-
Other	22	(1)	21
Adjusted EBIT	$139	$5	$143
Depreciation and amortization	42	2	44
Adjusted EBITDA	$181	$7	$188

Sales	$939	$46	$188

1 Includes results of Tong Lung Metal Industry Co. Ltd. for the 12-months ended 12/31/2011.

Note:  Figures calculated prior to rounding.